--------                               -----------------------------
 FORM 4                                        OMB APPROVAL
--------                               -----------------------------
----- Check this box if no longer      OMB Number:       3235-0287
 X(1) subject to Section 16. Form 4    Expires: September 30, 1998
----- or Form 5 obligations may        Estimated average burden
      continue. SEE Instruction 1(b).  hours per response .... 0.5
                                       ------------------------------

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

- ----------------------------------------------------------------------------
1. Name and Address of Reporting Person*

  Restart Partners, L.P.
- ---------------------------------------------------
   (Last)          (First)              (Middle)


  10 East 50th Street
- ----------------------------------------------------
                   (Street)

  New York            NY                  10022
- ----------------------------------------------------
   (City)           (State)               (Zip)


- ----------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Riviera Holdings Corporation and RIV
- ----------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


- ----------------------------------------------------------------------------
4. Statement for Month/Year

  1/1999
- ----------------------------------------------------------------------------


5. If Amendment, Date of Original (Month/Year)

- ----------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)



- ----------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
- ----------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED
------------------------------------------------------------------------------
1. Title of Security  2.Trans-  3. Trans-      4. Securities Acquired (A)
   (Instr. 3)           action     action         or Disposed of (D)
                        Date       Code           (Instr. 3, 4 and 5)
                        (Month/    (Instr. 8)  --------------------------
                         Day/      -----------    Amount   (A) or   Price
                         Year)     Code    V               (D)

------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------


5. Amount of     6. Ownership        7. Nature of
   Securities       Form: Direct        Indirect
   Beneficially     (D) or Indirect     Beneficial
   Owned at End     (I) (Instr. 4)      Ownership
   of Month                             (Instr. 4)
   (Instr. 3
    and 4)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE
  Instruction 4(b)(v).
                                                                        (Over)
                                                               SEC 1474 (7-96)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------
1. Title of Derivative 2. Conver- 3. Transac-  4. Transac-   5. Number of
   Security (Instr. 3)    sion or    tion Date    tion Code     Derivative
                          Exercise   (Month/      (Instr. 8)    Securities
                          Price of    Day/      ------------    Acquired (A)
                          Deriv-      Year)       Code  V       or Disposed
                          ative                                 of (D) (Instr.
                          Security                                3, 4, and 5)
                                                                 -------------
                                                                  (A)      (D)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------
6. Date Exer-       7. Title and Amount  8. Price of    9. Number of
   Exercisable and     of Underlying        Derivative     Derivative
   Expiration Date     Securities           Security       Securities
   (Month/Day/         (Instr. 3 and 4)     (Instr. 5)     Beneficially
   Year)            -------------------                    Owned at
------------------            Amount or                    End of Month
Date     Expira-       Title  Number of                    (Instr. 4)
Exer-    tion                 Shares
cisable  Date
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

10. Ownership      11. Nature of
    Form of            Indirect
    Derivative         Beneficial
    Security:          Ownership
    Direct (D) or      (Instr. 4)
    Indirect (I)
    (Instr. 4)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

Explanation of Responses

(1) The Reporting Person is an investment advisory client of Morgens, Waterfall, Vintiadis & Co., Inc. ("MWV & Co."), a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. The shares of the Issuer that were included in prior Form 4s filed on behalf of the Reporting Person are under the discretionary management of MWV & Co.
As a registered investment adviser, MWV & Co. is not subject to Section 16 of the Securities Exchange Act of 1934, pursuant to Exchange Act Rule 16a-1(a)(1)(v). The Reporting Person does not have beneficial ownership of more than 10 percent of the issuer's securities. MWV & Co. has not acquired the securities of the issuer with the purpose or effect of changing or influencing control of the issuer or engaging in any arrangement subject to Exchange Act Rule 13d-3(b). Based on the foregoing facts, a Form 4 need not be filed on behalf of the Reporting Person.
	There is no agreement or understanding among MWV & Co.'s investment advisory clients to act together for the purpose of acquiring, holding, voting or disposing of any securities. The Reporting Person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in its account.

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

                        JOHN C. "BRUCE" WATERFALL

                          /s/ Bruce Waterfall              February 11, 1999
                       ------------------------------------    --------
                       **Signature of Reporting Person

                       BY: John C. "Bruce" Waterfall as President
                           of Prime, Inc., the General Partner of
                           Prime Group, L.P., the General Partner of
                           the Reporting Person

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